Exhibit 99.1

Q2 2021 Letter to Shareholders

Key Highlights Accelerating Growth ‹ 101% growth in Total Generated Premium ‹ Raising our annual guidance ‹ Crossed $500m in Total Generated Premium In-Force Compelling Unit Economics ‹ Year 1 customer retention of 88% ‹ Cohort retention improving with age ‹ Continued high levels of marketing efficiency Solid Foundation for the Future ‹ Launched 3 new states, 2 new products, and distribution partnerships with leading players in the real estate and home protection ecosystem ‹ Doubled MGA underwriting capacity ‹ >$900m cash on hand Q2 Key Highlights Strong Year-1 Cohort year: Geographic Distribution of New Premium Other states

Dear Shareholders, We are incredibly proud to report our Q2 financial results for the first time as a public company. This was a quarter that was not only reflective of what we told you we would do, it was reflective of who we are. Our Q2 performance showed Hippo’s growth strategy coming to life. We achieved 101% YoY growth in Total Generated Premium during the second quarter, reaching $159 million. Our Q2 results demonstrate the power of the Hippo Platform and the power of the Hippo Strategy, and I couldn’t be prouder of the effort and determination of the Hippo team that drives these results. Looking ahead, we have growing visibility and confidence that we will not only meet the expectations we previously set for the year, but exceed them. Accordingly, we are increasing our full year guidance for Total Generated Premium from $544 million to $565 million. At Hippo, we are transforming the home insurance market with a fundamentally different experience that customers are rapidly embracing: ‹ A homeowners policy from Hippo is a better, more modern policy; ‹ The policy from Hippo is customized and is designed with the consumer in mind; ‹ The buying experience with Hippo is technology-enabled to be the easiest policy purchase on the market; ‹ Hippo policies come with both smart home technology, and a proactive partner to help you protect your home.: ‹ And lastly, when something bad happens, the Hippo team earns our customers’ future business by being there for them, with care, efficiency, and effectiveness, in their time of need. This strategy has allowed us to continue to increase our market share in this vast, $110 billion market, and to surpass $500 million of Total Generated Premium in Force at the end of Q2, a 96% increase over the past year. drove

Although we are still at the beginning of our journey, our growth strategy is firing on all cylinders and we believe we are primed to continue sustained growth for the long-term. This is not just a vision, it is our mission. And it is not just incremental premium that we delivered in Q2—we also continued to build an increasingly solid foundation for future growth. We expanded into new markets, signed new partnerships, and launched new products in the home vertical, continuing our work to build and scale the industry’s first vertically integrated home protection platform. We executed on our geographic expansion plan, launching our products in 3 new states. And we are on track to achieve our goal of 40 states by the end of 2021. We continued to strengthen our omni-channel distribution strategy by launching new distribution partnerships with 2 of the top 10 US insurance carriers, a top 15 home builder, a top 5 loan originator, and 2 leading smart home providers. Further, we doubled our MGA underwriting capacity by signing partnerships with Ally Financial and Incline P&C Group to serve as additional carriers, thus reducing the capital that would otherwise be needed to support our future growth. Finally, we launched two new products: Inspection Protection for home buyers to protect against issues missed during the home inspection process. And second, our first commercial product, Homeowners associations insurance, which allows us access to a market of approximately 350,000 communities with HOAs across the US. The team at Hippo is very pleased and proud to now be trading as a public company. While the form of our ownership has changed, the conviction and determination of our team has not. We are a growth driven company that is determined to transform the home insurance business. We will offer Hippo policies across the United States. We will drive growth and focus on bottom line metrics as we grow. We will carefully deploy the more than $900 million that we have on our balance sheet, to enhance our product offering and our growth, in order to become a leader in this industry. scale

Since this is our first shareholder letter as a public company, we have included background on our approach and market opportunity, as well as our key differentiators and growth strategy. We hope this context will provide a framework for the discussion of our recent business updates and financial performance in the second quarter of 2021. As our Q2 results proudly demonstrate, we have the right strategy, team, and resources to execute our growth strategy.    We are on the path to gain significant share and transform this massive market. We believe Hippo is the future of home insurance. Assaf Wand Founder & Ceo The Hippo Philosophy Most of us treat insurance as an afterthought, only considering it when we absolutely need it. And yet, no one would drive a car if they had to shoulder the full financial liability of causing an accident, and no bank would provide a mortgage on a home without insurance coverage. The truth is that insurance is woven into the financial fabric of our society, and is a silent partner in all our major financial decisions. For over a century, insurance has been priced, underwritten, and sold in the same fundamental way—through captive and independent agents. But 2021 is a different age, one with an abundance of data; smart, connected devices in our homes and cars; and growing customer expectations. An opportunity to transform insurance is emerging. We started Hippo to accelerate and guide this transformation in the homeowners market. In order to succeed in insurance, we need to take a long-term view. The industry is simply not set up to deliver fast wins. Investments made today will not pay off overnight, but over many years to come. We have aligned our entire company around this mindset. Our culture supports making the right decisions for the long-term. The people we hire are strategic thinkers who share this view, and our product and technology roadmap is focused on maximizing the long term value of Hippo.

share this view, and our product and technology roadmap is focused on maximizing the long-term value of Hippo. Because of the nature of this industry and our long-term approach, we do not make decisions that maximize short-term results at the expense of long-term value. We believe it is important to share the guiding principles that will inform our prioritization and decision making. Our hope is that this will help to better define our journey and provide clarity for those who wish to join us. Equally Weigh Insurance and Technology The space we operate in is often referred to as “InsurTech”. We have tremendous respect for both Insurance and Technology. For a company like ours to excel, it needs to achieve greatness in both domains. We constantly balance between these two areas and ensure each is supported and led by the best minds in that field. Be Thorough, Don’t Seek Silver Bullets We are not disrupting insurance, we’re modernizing it. Most problems we face won’t have a silver bullet. The path to success requires us to be better across many dimensions including underwriting, claims, actuarial, data, technology, customer service, and more. And it isn’t enough to be excellent across these areas. We need to be excellent in an integrated way. Grow From Success as Well as Failure Charting a new path involves uncertainty and that means we won’t always succeed. This should never prevent us from taking smart risks, as long as we focus on learning and growing. We’ll continue to acknowledge our mistakes openly. When we do succeed, we will apply that learning in as many areas of our business as possible. Embrace Regulation Insurance is a heavily regulated industry, and for a good reason. Regulators are there to protect consumers’ interests, and in that, regulators’ incentives are aligned with our own. We believe working collaboratively with regulators will create the best outcomes for homeowners.

The Best Claims Experience is the One that Never Happens We view the ultimate measure of success to be preventing a loss from happening at all. We take a proactive approach to preventing claims through investments in smart home technology and home services, and we will continue to launch and test new preventive approaches. It will require time and significant investment, but in the long-term, this approach will result in the best outcome for both homeowners and our business. Add Real Value and Deliver on Our Promise to Customers Insurance is unique in that both the customer and the insurer hope the product will never be used. We think of our customers’ needs first and offer products and services that deliver tangible value, priced correctly. And when we make a promise to our customers—to be there in their moment of need and to help them bounce back as effortlessly as possible—we deliver. Unlike incumbent carriers, we will exceed our customers’ expectations with a white glove approach that leverages humans for empathy and technology for ease, efficiency, and accuracy. In addition, our coverages have been crafted around their value to the customer, not only on their profitability to us. Over the long term, we expect to achieve the industry’s safest homes by harnessing the latest data sources, IoT devices, and proactive home services to prevent losses, and through a tenacious focus on our customers’ needs. This approach, facilitated by our proprietary technology platform, will enable us to fine tune our offering quickly and deliver ongoing innovation to our customers. We are more than just an insurance company. Hippo’s unique relationship with customers allows us to focus on homeownership more broadly. We expect to expand our home service offerings, providing more protection and support so our customers can focus on the joy of homeownership.

Hippo Business Overview Hippo is a different kind of home protection company, built from the ground up to provide a new standard of care and protection for homeowners. Our goal is to make homes safer and better protected so customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform. The home insurance industry has long been defined by century-old incumbents that deliver a passive, high-friction experience to policyholders. Constrained by outdated captive-agent distribution models, large bases of existing customers, legacy technology, and strong incentives not to disrupt their businesses, the industry has not seen meaningful innovation in decades. The result is a flawed customer experience that creates a transactional, adversarial relationship—one that pits insurance companies and their “policy-holders” against each other in a zero-sum game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners. Modern technology provides an opportunity to transform the $110 billion U.S. home insurance industry, enabling advancements and efficiencies across the customer lifecycle. We believe there is significant opportunity in this market, expected to reach nearly $140 billion by 2025 (according to industry data from William Blair & Company) for a digital-first, customer-centric company like Hippo. Hippo harnesses technology and data to refocus the home insurance experience around the customer’s needs at every stage of the relationship. We seek to facilitate an active partnership with our customers to help prevent losses, which in turn creates better results for Hippo. The result is a win-win. We Make Hippo Policies Fast and Easy to Buy With incumbent carriers, buying home insurance is an arduous task built around the carrier’s needs, not the customer’s. The process burdens customers with long phone calls, requiring customers to answer up to 60 confusing questions, without any online buying capability. Using advanced data approaches, our proprietary underwriting engine allows Hippo to provide a quote in just 60 seconds (and a fully bound policy in less than 5 minutes) and delivers them via omni-channel distribution that meets consumers wherever they shop for insurance. Our Policies Are Designed for the Modern Homeowner Unlike the outdated policies of traditional insurers which force people to pay for coverage they don’t need, Hippo policies are designed for modern lives, covering crucial items like home office equipment and water back-up. Our modern coverage means that Hippo customers are less likely to encounter unexpected holes in coverage in the event of a loss, a primary source of frustration with other carriers’ claims experience. We’ve Designed a Proactive, Human Approach to Claims, Enabled by Technology Hippo uses live data to anticipate major events, enabling our claims team to reach out in advance of major weather events with comforting advice and information. When a customer does need to file a claim, a Hippo Claims Concierge guides that customer through the process, easing anxiety and improving satisfaction. The combined impact of our modern coverage and human-first approach can be seen in our Claims Net Promoter Score (NPS) of positive 60 (vs. the industry average of negative 49). Beyond a core insurance experience that is simple, intuitive, and human, we focus our resources on Hippo’s true promise: better outcomes for homeowners. We created the first integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.

We’ve Pioneered the Most Widely Adopted Smart Home Program in the Industry We include smart home devices to detect water, fire, and theft, and offer premium discounts to customers who use them. Real-time alerts help customers quickly identify and resolve issues before they grow into major losses. We Proactively Help Our Customers Maintain and Protect Their Homes We offer on-demand maintenance advice through Hippo Home Care, our virtual home concierge service, and access to annual home check-ups and maintenance. We also use advanced technology and data to constantly assess new risks outside the home and recommend necessary underwriting adjustments. Our intuitive and proactive protection seeks to reduce the likelihood of a loss, while also deepening our customer relationships, improving loyalty and retention. Just ask our customers, who rate Hippo 4.9 out of 5 stars and reward us with an overall Net Promoter Score of 75 (vs. the industry average of 35). When our customers win, we win. This partnership is designed to create a virtuous cycle. By making homes safer, we help deliver better risk outcomes and increase customer loyalty, which improves our unit economics and customer lifetime value (“LTV”). This enables us to invest in expanding our product offering, customer value proposition, and marketing programs, which helps attract more customers to the Hippo family. This growth generates more data and insights to fuel further innovation in our product experience and improved underwriting precision. The result is even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships, and compelling unit economics, will propel Hippo to become a trusted household name synonymous with proactive home protection. Aligned When our Interest: Customers Win, We Win

Hippo’s Market Opportunity With $110 billion in annual premiums, the U.S. home insurance industry is a deeply fragmented market with only one carrier accounting for more than 10% of the total market share. This fragmentation in the market sets the stage for positive traction from new entrants—this is not a winner-take-all industry. The U.S. home insurance industry has attractive customer dynamics and growth characteristics. According to the Insurance Information Institute, home insurance customers remain with their selected carrier for an average of 8-10 years—more than double the length of time of renters or auto insurance customers. Additionally, home insurance customers average $1,200 in annual premiums, providing insurers with a compelling recurring revenue opportunity. Multiple factors contribute to a strong growth outlook for the industry, including the high rate of new home construction, population growth, increasingly complex homes, and rising labor and material costs. We believe the market is poised for rapid transformation with trends emerging in big data, technology, and underwriting that will allow better assessment of insurance risk resulting in more accurate pricing, proliferation of APIs, and meeting the rising customer expectations for personalized and real-time products. We believe the pandemic has only accelerated this change, increasing homeowner adoption of digital channels and growing demands on the use of their spaces. Hippo’s vision, technology, and innovative approach are perfectly positioned to create the change the industry and homeowners need.

Hippo’s Key Competitive Moats Moat 1: Our Technology + Insurance approach “InsurTech” is made of two words: Insurance and Technology. We are marrying the best of both worlds to create a superior customer experience with superior business results. Our full-stack technology systems have been built from the ground up leveraging experienced professionals in home insurance. This approach also applies to our use of data. Over time we have optimized our use of Machine Intelligence and the way we leverage the vast amounts of data at our disposal. Though large incumbents collect significant data, we believe their legacy systems are not as flexible and dynamic as our integrated technology. Our full stack system allows us to better incorporate data into our business model and realize the benefits in underwriting, claims and cost. This system also enables us to deploy Hippo’s proprietary quoting and underwriting engine (via APIs) across an array of distribution strategies and partners to gain market share. Beyond the use of data, our use of technology gives us additional advantages over incumbents (who depend on legacy systems) and new entrants with less experience in the space. Examples include: ‹ Offering a fast and accurate online purchase flow that meets modern consumers’ expectations ‹ Integrating Smart Home activation status into our policy management system ‹ Quickly deploying rate changes in any state or region upon regulatory approval ‹ Creating sophisticated feedback loops between internal teams to ensure cross-pollination (for example, fast underwriting improvements based on claims insights) ‹ Developing proprietary, channel-specific technology to integrate Hippo’s offerings into partners’ platforms and streamlining their go-to-market efforts

In short, Hippo seeks to digitize operational aspects of the home insurance buying process. This approach creates lasting advantages that enable advancements across business growth, proactive home protection, and user experience. Moat 2: Our Insurance Vertically Capabilities Integrated The insurance operation we have built provides us with end-to-end capabilities and flexibility to move fast, innovate and seek to offer the best value to our customers. In that sense, it also allows us to control our own destiny in how we grow and operate. As we grow at the state and national levels, our systems have the ability to adjust our policies and rates in a fast and efficient manner. Our actuaries and underwriters leverage data and our in-house technology solutions to continuously optimize our coverage and work to provide customers the best product possible at the right price. In 2020, we continued our vertical integration through the acquisition of our largest insurance carrier partner, Spinnaker Insurance Company (AM Best A-). Our structure now allows us to balance risk retention with reinsurance capacity in a more flexible manner, not just for Hippo’s core business but also for third-party programs supported by Spinnaker. This also allows us to maintain a capital-light model while retaining risk in a way that aligns our interests with the reinsurance market, and also to retain carrier economics. Most importantly, the acquisition enables faster growth and reduced time to market for new offerings, regulatory filings and rate adjustments. Moat 3: Our Diversified Distribution Strategy We have built an omni-channel distribution approach which allows customers to purchase however they want and provides Hippo differentiated access to a larger customer base. The defensible aspects of this strategy revolve around our channel-specific proprietary technology and unique business models. Developing integrated solutions for partners like home builders, loan servicers, other insurance companies, and smart home technology providers allows us to support our partners’ businesses and achieve great results alongside them, enabling deeper relationships with these partners. Hippo does not suffer from the same agent channel conflict as legacy carriers potentially do, and we seek to leverage this to our advantage in establishing a diverse set of distribution channels:

hippo as legacy carriers potentially do, and we seek to leverage this to our advantage in establishing a diverse set of distribution channels: Direct to We offer our customers digital purchasing options Consumer as well as online management of their account. Creating such a fast and accurate online flow required developing advanced policy and claims management systems, which we benefit from across many areas. Insurance Partners This channel includes sales through traditional (agents/producers) insurance agents and other insurance companies. We offer these partners what we view as a truly differentiated experience: a dedicated producer portal that enables agents to benefit from the same efficiency and accuracy that our online, direct-to-consumer customers enjoy. This technological foundation enables our producers to focus on servicing their customers instead of time-consuming tasks like filing forms. We see increasingly strong results as we continue to invest in innovation in this area. Non-Insurance We integrate with partners across the Real Estate Partners and Financial Services ecosystems, including national players such as home builders, Smart Home technology providers, mortgage originators, mortgage servicers, title companies, and realtors. Our portfolio of customized APIs and deep partner integrations enables us to offer customers the best and most efficient home insurance solutions in a contextually relevant way. As an example, we developed an insurance policy for new home construction, as well as a technology product that integrates with builders’ sales systems. These integrations allow us to provide the builder’s customers a simple, personalized insurance offer precisely when their customers are in the market for a policy. Letter to Shareholders | Q2 2021 14

hippo Through these partnerships we are able to access positively selected customers with a fundamentally better risk profile than those associated with existing homes. The result is a potentially smoother home purchase experience and higher customer satisfaction for our builder partners. Moat 4: Our Smart Home Program We have deployed what we believe is the most widely adopted Smart Home program in the U.S. home insurance space, with over 70% of eligible customers opting into the program. Most Hippo customers can opt to receive kits that include devices that help mitigate damage from water, fire and theft. These kits come with filed and approved premium discounts at a state level. We partner with the key players in the Smart Home space to offer our customers access to these complimentary kits, as well as professionally-monitored kits. We continue to innovate our Smart Home program to more deeply integrate it with home insurance. In achieving such wide adoption, we have essentially built a platform that enables us to innovate on risk mitigation and loss ratio improvement in the future. Moat 5: Our Dedicaton to Hippo Customers Hippo strives to be there to support customers at their time of need, and we designed our claims processes to reflect that objective. Proactive Technology-Enabled Approach We aspire to be there for our customers as soon as the need arises, if possible before they reach out to us for support. We use live data to identify major events like fires or storms. When we suspect that our customers’ home may be impacted, our Claims Concierge team reaches out proactively to help ensure the safety of our customer, their families and their homes. We firmly believe in prioritizing the well-being of our customers and addressing damage to the home quickly, hopefully before things deteriorate or repair costs escalate. If we are effective, customers benefit from superior service in resolving claims, and we gain from better insurance outcomes by mitigating costs and increased customer loyalty. Letter to Shareholders | Q2 2021 15

hippo In addition, our Claims Concierge team may use remote (virtual) inspection technology to expedite the claims handling process and, if possible, complete a claim remotely. When a specialist needs to visit the home, we leverage a network of vetted partners who we quickly deploy, seeking to offer our customers full resolution. This network of trusted partners allows us to save on inspection costs when these partners also perform the work to resolve the issue, benefit from economies of scale in material purchases, and ensure quality repair work. This approach is designed to align everyone’s incentives and works to drive the best outcome and a fast resolution. Human Attention From Live Claims Concierges We believe that a customer calling about damage to their home needs to speak to a human who can be relied upon for help. Our Claims Concierge team eliminates the often inefficient use of bots or automation, as well as other burdensome processes. Once a claim is submitted, a Claims Concierge is assigned to the claim and focuses first on ensuring customer safety and alleviating stress. We strive to have the same Claims Concierge remain the key point of contact for the customer throughout the life of the claim. Our focus on the customer is why Hippo is able to achieve a 90-day Claims NPS of 60 (compared to an average Claims NPS of negative 49 for typical carriers, according to a 2014 Morgan Stanley Research and Boston Consulting Group report), in spite of the complicated nature of a home insurance claim. Letter to Shareholders | Q2 2021 16

hippo Hippo’s Growth Strategy As we grow, our focus will remain on homeowners and on making homes safer and better protected. Beyond growing our core product, we plan to grow vertically into adjacent insurance offerings as well as non-insurance areas, towards an all-inclusive home protection platform: Vertical, integrated approach to building an all-inclusive home protection platform Home Warranty Flood Insurance HoA Smart Home Tech Homeowners Home Maintenance Professional Monitoring Inspection Protection Renters Auto Condo Travel Pet Life Umbrella Core Product Growth We are focused on the U.S. market, where the homeowners insurance industry is massive at $110 bn in annual premiums, growing at approximately $4.5-5bn annually (according to William Blair & Company). Our product portfolio includes: standalone homes, condos, investment properties, and new home construction, and each of these is its own unique insurance product. Hippo has so far introduced its products in 37 states, covering over 80% of the US population. We believe expanding our core business alone in this market represents a significant opportunity. For perspective, our market share is currently Letter to Shareholders | Q2 2021 17

hippo less than 1% of the US home insurance market. We plan to increase our penetration in key states where we already offer our homeowners insurance product. In parallel we plan to continue aggressively launching new states in 2021, reaching a total of 40 states by the end of 2021. We are at the same time building our brand and raising awareness among homeowners throughout the country. We will continue enhancing our direct-to-consumer capabilities, while expanding our relationships with new and existing partners. Adjacent Insurance Offerings We plan to offer additional insurance products to further protect and support homeowners in the US market. Where we feel we can create differentiated offerings leveraging our capabilities and assets, we will build such new products much the same way we did our modern homeowners insurance product. We may also leverage partners to offer best of breed solutions in our capacity as an agent. We also expect to expand the portfolio of third-party programs that Spinnaker supports as a carrier. With the scalable assets we’ve built to support Hippo’s growth, we are well-positioned to offer ancillary services across distribution, support, and other areas to grow these programs. Adjacent Non Insurance Offerings We are deepening our relationships with homeowners by offering broader home protection services to complement our core insurance products. We have built the first, integrated home protection platform with our Smart Home program and home maintenance offerings, including virtual home services and remote support. We plan to expand these offerings to include additional protection products such as Home Warranty and innovative solutions tied to home inspections that streamline home transactions. Such products and services can introduce additional sources of recurring revenue and non-risk-based revenue, accelerating capital efficient growth. Letter to Shareholders | Q2 2021 18

hippo Hippo’s Asset-Light Capital Strategy We have always pursued an asset-light capital strategy to support the growth of our business. Even though we acquired a licensed carrier in 2020, we generally retain only as much risk on our balance sheet as is necessary to attract broader participation from the reinsurers who bear the risk of the policies we sell. Those reinsurers usually insist that companies like Hippo retain some risk to ensure alignment of interests. For policies written in 2021, we will be retaining approximately 10 percent of the risk associated with Hippo homeowners policies on our own balance sheet and expect to see this increase modestly over time. This strategy also helps support our growth: third party reinsurance helps decrease the statutory capital required to support new business growth. As a result, we are able to grow at an accelerated pace without material capital investments upfront. We have a successful track record of securing strong participation on our reinsurance treaties, providing a solid foundation for a long-term, sustainable model. Letter to Shareholders | Q2 2021 19 In Summary [Make in large bold black font like we have on the top of page 17 (same as “Hippo’s Growth Strategy”) We believe that Hippo will over time gain a meaningful share of the $110 billion home insurance market at a superior combined ratio by emphasizing best in class customer service for a new generation of homeowners enabled by a modernized technology stack. Every day we are committed to executing this vision on behalf of our customers and shareholders.

hippo Q2 Results: Delivering on Our Strategy Q2 Highlights Total Generated Premium $159M +101% YoY Total Generated Premium in Force $501M +96% YoY Revenue $21M +76% YoY Year 1 Premium Retention1 88% +1pp YoY % Geographic Distribution of New Premium 81% +14pp YoY Financial Q2 Financials: Measures KPIs and Non-GAAP Q2 results show the strategy that we articulated during our roadshow coming to life, with balanced growth across our channels and geographies. Total Generated Premium More than Doubled Total Generated Premium represents the total amount of new and renewal business in a given period across all our platforms, including (1) On Hippo Programs Letter to Shareholders | Q2 2021 20

Hippo policies, agency policies we sell on behalf of 3rd party carriers, and other programs that we support through Spinnaker, the carrier we acquired in September of last year. Total Generated Premium in Q2 grew 101% year-over-year to $158.7 million. The “in-force” version of this metric, Total Generated Premium In-Force, grew 96% year over year to $500.6 million. Total Generated Premium is a great indicator of the long-term value we are building at Hippo because it is recurring, predictable, and unaffected by things like severe weather, which in homeowners insurance, can create short-term and seasonal fluctuations that impact loss ratio and profitability. For the homeowners portion of our business, independent agents and other insurance companies represented 58% of our new generated premium, 25% of new generated premium came from our direct to consumer channel, and 17% came through partners like home builders, mortgage servicers, and other players in the real estate and home protection ecosystem. We also continue to grow and diversify our business across geographies to reduce our concentration in any one area. For example, Texas represented only 19% of new generated homeowners premium in Q2, down from 33% in Q2 of last year, and from 65% in Q2 of 2019. Expanding distribution channel relationships and increasing geographic coverage are two areas where our technology platform provides an advantage. Because our platform allows us to bind a policy via a custom Hippo API, customers can purchase a policy from us, in many cases without ever leaving the website of one of our partners, a capability that presents Hippo with unique distribution opportunities. Because we own and control our technology stack, we can also launch in new geographies much more quickly than we otherwise would if we were dependent on a 3rd-party policy management system. Customer Retention Improved One of the key drivers of our long-term unit economics, customer retention, remained strong and continued to improve this quarter. We measure retention as dollars of premium from a cohort of customers that renewed in the current period divided by the dollars of premium generated by that same cohort of customers a year ago. Our year-one homeowners retention grew to 88% during Q2, and cohorts in their second and third years continued to improve beyond this level as they aged. Revenue Grew 76% Our revenue, which grew 76% year over year to $20.9 million for the quarter, is a mixture of net earned premium for risk we retain on our balance sheet, commission income from premium where we are not the primary bearer of the risk, as well as service, fee, and investment income. The growth in revenue was driven primarily by the continued growth in our Total Generated Premium. Loss Ratio was impacted by severe weather in Texas Loss Ratio is one of the most important drivers of our long-term profitability. This metric will vary year to year and quarter over quarter due to seasonal impacts from weather. In particular, given the current geographic distribution of our customers, Q2 typically represents a seasonal high for severe weather. This is why geographic diversification should reduce the volatility of this metric over time. Our Gross Loss Ratio this quarter was 161% compared to 106% in Q2 of 2020, driven by three main factors: ‹ Severe hail storms in Texas. We experienced severe hail storms in parts of Texas where we have concentration in our book. We have a normalized catastrophic weather load built into our actuarially predicted loss ratio, but the hail storms in Q2 were well beyond normal levels. According to industry data, Q2 residential cat losses in Texas were the 3rd highest reported in the past 24 years, which is when Property Claim Services began breaking out losses by line of business. ‹ Negative development from Uri. We had a small amount of negative development from the anomalous TX winter storm Uri. While this contributed an incremental 14 percentage points to our gross loss ratio, it did not negatively impact our P&L on a net basis, underscoring the benefits of our reinsurance strategy.

Increased loss severity. Like other homeowners carriers, we experienced significant increases in loss severity year over year due to steep, but temporary, industry-wide disruptions in supply chains, increases in building material costs, and tightening of labor markets as a result of the COVID-19 pandemic. Despite the unfortunate weather in Q2, we have made great progress on initiatives that should significantly improve our long term loss ratio and we are encouraged by leading indicators that suggest these actions are already having a positive effect on future loss numbers. Beyond geographic diversification, we have been tightening our UW model, expanding our product portfolio, and optimizing our rates to ensure the right price for the right risk. It is important to recognize that we are trying to build in 10 years what incumbents have built over decades. The difference between the average age of Hippo’s customer cohorts and those of legacy carriers makes it challenging to compare their performance with ours. Some of the many concrete steps that we are taking in this area: TX 65% 33% 19% Other states 35% 67% 81% Q2’19 Q2’20 Q2’21 Geographic diversification out of Texas Geographic Distribution of New Premium As recently as 2019, 65% of our new homeowners premium was written in Texas. We have deliberately focused on growth outside of Texas in order to achieve a more geographically balanced portfolio. Over time, this should dramatically reduce our exposure to the kinds of weather events we experienced in Q2 and lower the volatility of our loss ratio.

Incorporating new data sources 3.8% +37% 3.2% +40% 2.4% 1.9% H1’20 H1’21 H1’20 H1’21 CA TX Because of the flexibility of our technology platform, we have the ability to incorporate new data sources for both pricing and under-writing quickly, and we have done just that in Q2. While it will take some time for these actions to positively impact our overall loss ratio, early indicators are encouraging. During the first six months of the year, our early term frequency in both Texas and California have shown significant improvement. In these two states, where we have been focusing most of our UW actions, early term loss frequency has improved by 40% and 37%, respectively Product diversification We have also been diversifying our product portfolio within the homeowners vertical. Our HO5 product for newly built homes where we have strategic partnerships with some of the largest home builders in the country has been performing exceptionally well with loss ratios at approximately 40% over the past 12 months. It is a key competitive advantage for us and we have doubled down on our efforts to expand its share of our overall book, which has helped this product grow five to six times faster than our more mature Homeowners products. Our proprietary APIs enable our technology to integrate with home-builders’ sales systems, so our partners can provide their customers a simple, personalized insurance offer precisely when their customers are in the market for a policy. This is an example of how we leverage technology and form innovative distribution channels to access better risk. Pricing We are also taking strategic action to ensure our rates are adequate and aligned with the increased severity and inflationary trends we have seen recently across the industry. Team We have significantly deepened our bench of top industry talent, adding 5 leaders in the areas of risk, underwriting, actuarial and insurance product management with experience at respected industry players such as USAA, Chubb, AIG, Swiss Re, and RenRe.

Operating Expenses Reflect Investments in Rapid Growth Q2 Operating expenses, excluding loss and loss adjustment expenses as well as other non-cash interest and other expenses, increased 54% from prior year to $47.0 million. Headcount growth contributed to increases in all major categories, as we continued to add new Hippo employees across all functions. As of Q2 our headcount was 603 up 117% from 278 last year. Sales and marketing expenses increased $4.9 million, or 28% year over year to $22.2 million primarily due to increased spending on advertising and headcount growth. Technology and development expenses increased $3.8 million, or 103% year over year to $7.5 million, primarily driven by an increase in headcount to support our product roadmap. General and administrative expenses increased by $3.3 million, or 60% year over year to $8.8 million, driven by an increase in headcount and incremental costs related to operating as a public company. Q2 Operating expenses, excluding loss and loss adjustment expenses as well as other non-cash interest and other expenses, increased 54% from prior year to $47.0 million. Of this, $22.2 million relates to sales and marketing, an increase of $4.9 million, or 28%, compared to prior year. The other major reason for the increase is growth in headcount, as we continued to add new Hippo employees across all core functions. As of Q2 our headcount was 603 up 117% from 278 last year. Technology and development expenses increased $3.8 million, or 103% year over year primarily driven by an increase in headcount to support our product roadmap. General and administrative expenses increased by $3.3 million, or 60% year over year driven by an increase in headcount and incremental costs related to operating as a public company. Net Loss Hippo Net Loss was $84.5 million, or $(5.98) per share compared to a Net Loss of $24.8 million, or $(2.01) per share in Q2 2020. This was primarily driven by an increase in fair value losses recorded on preferred stock warrants and on the derivative liability on our outstanding convertible promissory notes of $24.7 million and an increase in losses and loss adjustment expense of $18.1 million. Adjusted EBITDA Adjusted EBITDA Loss for Q2 was $42.3 million, an increase of $23.5 million compared to Q2 last year, driven by the increase in loss ratio and continued investments in our platform and team to support our long-term strategy. Well Capitalized with >$900 million on the Balance Sheet We ended the quarter well-capitalized and in a strong position to continue executing on our plan and investing in future opportunities. Including the net proceeds from taking the company public, we had total cash, cash equivalents, and investments at the end of Q2 of over $900 million. Guidance We remain confident in the execution of our growth strategy and believe we will exceed the forecast we shared previously. We are increasing our full year guidance for Total Generated Premium from $544 million to between $560 and 570 million.

Key Operating and Financial Metrics Three Months Ended June 30 Six Months Ended June 30 2021 2020 2021 2020 Total Generated Premium 1 $ 158.7 $ 79.0 $ 281.9 $ 144.4 Total Revenue 20.9 11.9 37.9 22.2 Net Loss Attributable to Hippo (84.5) (24.8) (279.8) (48.7) Adjusted EBITDA 2 (42.3) (18.8) (78.0) (40.4) Gross Loss Ratio 161% 106% 177% 108% Net Loss Ratio 210% 132% 204% 130% (1) Non-GAAP metric (2) Non-GAAP measure Non-GAAP financial measures This presentation includes the non-GAAP financial measure (including on a forward-looking basis) Adjusted EBITDA. Hippo defines Adjusted EBITDA, a Non-GAAP financial measure, as net loss attributable to Hippo excluding interest expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, other non-cash fair market value adjustments for outstanding preferred stock warrants and derivative liabilities on the convertible promissory notes and contingent consideration for one of our acquisition and other transactions that we consider to be unique in nature. Hippo excludes these items from Adjusted EBITDA because it does not consider them to be directly attributable to its underlying operating performance. These non-GAAP measures are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of non-GAAP measures to their most directly comparable GAAP counterparts are included in the Appendix to this presentation. Hippo believes that these non-GAAP measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about Hippo. Hippo’s management uses forward looking non-GAAP measures to evaluate Hippo’s projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Hippo’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies. This Presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Hippo is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward looking non-GAAP financial measures is included. This letter to shareholders also includes key operating and financial metrics including Total Generated Premium (“TGP”), gross loss ratio, and net loss ratio.

We define TGP as the aggregate written premium placed across all our business platforms for the period presented. We measure TGP as it reflects the volume of our business irrespective of choices related to how we structure our reinsurance treaties, the amount of risk we retain on our own balance sheet, or the amount of business written in our capacity as an MGA, agency, or as an insurance carrier/reinsurer. We define Total Generated Premium in Force as the aggregate annualized premium for all the policies in force as of the period end date. We define net loss ratio expressed as a percentage, as the ratio of the net losses and loss adjustment expenses, to the net earned premium. Forward-looking statement safe harbor Certain statements included in this letter to shareholders that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of Hippo and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Hippo. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; natural or man-made catastrophes such as hurricanes, typhoons, earthquakes, floods, climate change (including effects on weather patterns; greenhouse gases; sea, land and air temperatures; sea levels; and rain and snow), nuclear accidents, pandemics (including COVID-19), or terrorism; continued impact of COVID-19 and related risks; ability to collect reinsurance recoverable, credit developments of reinsurers, and any delays with respect thereto and changes in the cost, quality, or availability of reinsurance; effects of data privacy or cyber laws or regulation; actual amount of new and renewal business, market acceptance of products, and risks associated with the introduction of new products and services and entering new markets; ability to increase use of data analytics and technology as part of business strategy; ability to attract, retain, and expand customer base; ability to compete effectively in the industry; effects of seasonal trends on results of operations; risks relating to the uncertainty of the projected financial information with respect to Hippo; risks related to the performance of Hippo’s business and the timing of expected business or revenue milestones; the effects of competition on Hippo’s business; If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Hippo presently knows, or that Hippo currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Hippo’s expectations, plans, or forecasts of future events and views as of the date of this Presentation. Hippo anticipates that subsequent events and developments will cause Hippo’s assessments to change. However, while Hippo may elect to update these forward-looking statements at some point in the future, Hippo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing

Hippo’s assessments of any date subsequent to the date of his Presentation. Accordingly, undue reliance should not be placed upon the forward-looking statements.competition on Hippo’s business; If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Earnings teleconference information Webcast and Conference Call Details Date Monday, August 16, 2021 Time 5:00 p.m. Eastern Time 2:00 p.m. Pacific Time Dial-in 844.200.6205 (U.S.) 226.828.7575 (Canada) 646.904.5544 (International) Conference ID 603891 Webcast https://event.on24.com/wcc/r/3358418/24DE5CB3622F760E9325FFC1B6399E9A A replay of the webcast will be made available for 30 days after the call on the Investor Relations page of the company’s website at https://investors.hippo.com/ About Hippo Hippo’s goal is to make homes safer and better protected so customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we are creating the first integrated home protection platform. Hippo is headquartered in Palo Alto, California with offices in Austin and Dallas, Texas and insurance products available to more than 80 percent of U.S. homeowners in 37 states. Hippo Insurance Services is a licensed property casualty insurance agent with commercial and personal lines products underwritten by various insurance companies. For more information, including licensing information, visit http://www.hippo.com.

Consolidated Statements of Operations and Comprehensive Loss (In Millions, unaudited) Three Months Ended June 30 Six Months Ended June 30 2021 2020 2021 2020 Revenue Net Earned Premium $ 10.2 $ 2.5 $ 19.0 $ 4.0 Commission Income, Net 6.5 8.4 11.6 15.5 Service and Fee Income 4.1 0.8 7.1 2.1 Net Investment Income 0.1 0.2 0.2 0.6 Total Revenue 20.9 11.9 37.9 22.2 Expenses Losses and Loss Adjustment Expenses 21.4 3.3 38.7 5.2 Insurance Related Expenses 8.5 4.1 16.0 8.0 Technology and Development 7.5 3.7 14.5 7.3 Sales and Marketing 22.2 17.3 46.9 35.3 General and Administrative 8.8 5.5 17.1 11.1 Interest and Other Expenses 36.0 2.9 183.1 4.0 Total Expenses 104.4 36.8 316.3 70.9 Loss Before Income Taxes (83.5) (24.9) (278.4) (48.7) Income Taxes (Benefit) Expense 0.2 – 0.3 – Net Loss (83.7) (24.9) (278.7) (48.7) Net Income (Loss) Attributable to Noncontrolling Interests, Net of Tax 0.8 (0.1) 1.1 – Net Loss Attributable to Hippo $ (84.5) $ (24.8) $ (279.8) $ (48.7) Other Comprehensive Income Change In Net Unrealized Gain or Loss on Investments, Net of Tax 0.3 (0.2) (0.3) – Comprehensive Loss Attributable to Hippo $ (84.2) $ (25.0) $ (280.1) $ (48.7) Per Share Data Net Loss Attributable to Hippo – Basic and Diluted $ (84.5) $ (24.8) $ (279.8) $ (48.7) Weighted-Average Shares Used in Computing Net Loss Per Share Attributable to Hippo – Basic and Diluted 14,134,399 12,360,596 13,968,160 12,236,471 Net Loss Per Share Attributable to Hippo - Basic and Diluted $ (5.98) $ (2.01) $ (20.03) $ (3.98)

Consolidated Balance Sheets (In Millions, unaudited) Assets Jun 30, 2021 Dec 31, 2020 Investments Fixed Maturities Available-For-Sale, At Fair Value $ 56.6 $ 56.0 Total Investments 56.6 56.0 Cash And Cash Equivalents 364.1 452.3 Restricted Cash 46.1 40.1 Accounts Receivable 54.0 37.1 Reinsurance Recoverable on Paid And Unpaid Losses And LAE 242.8 134.1 Prepaid Reinsurance Premiums 195.3 129.4 Ceding Commissions Receivable 34.2 21.3 Deferred Policy Acquisition Costs — 1.9 Capitalized Internal Use Software 18.7 14.7 Goodwill 48.2 47.8 Intangible Assets 34.6 33.9 Other Assets 27.2 10.8 Total Assets $ 1,121.8 $ 979.4 Liabilities, Convertible Preferred Stock, And Stockholders’ Deficit Liabilities Loss And Loss Adjustment Expense Reserves $ 195.2 $ 105.1 Unearned Premiums 216.5 150.3 Reinsurance Premiums Payable 137.0 86.1 Provision For Commission 13.0 28.2 Fiduciary Liabilities 28.2 17.5 Convertible Promissory Notes 299.0 273.0 Derivative Liability on Notes 162.6 113.3 Contingent Consideration Liability 11.6 12.0 Preferred Stock Warrant Liabilities 137.5 22.9 Accrued Expenses and Other Liabilities 46.0 25.7 Total Liabilities 1,246.6 834.1 Convertible Preferred Stock Preferred Stock, $0.000001 par value per share; 46,479,310 shared authorized as of June 30, 2021 and December 31, 2020, respectively; 43,985,178 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; Liquidation preferences of $359.4 million as of June 30, 2021 and December 31, 2020, respectively 344.8 344.8 Stockholder’s Deficit Common Stock, $0.000001 par value per share; 83,830,000 shared authorized as of June 30, 2021 and December 31, 2020, respectively; 14,200,750 and 13,307,826 shares issued and outstanding as of as of June 30, 2021 and December 31, 2020, respectively Additional Paid-In Capital 65.8 56.9 Accumulated Other Comprehensive (Loss) Income (0.3) 0.1 Accumulated Deficit (536.4) (256.6) Total Hippo Stockholders’ Deficit (470.9) (199.6) Noncontrolling Interest 1.3 0.1 Total Stockholders’ Deficit (469.6) (199.5) Total Liabilities, Convertible Preferred Stock, and Stockholder’s Deficit $ 1,121.8 $ 979.4

Consolidated Statements of Cash Flows (In Millions, unaudited) Six Months Ended June 30, 20212021 2020 Cash Flows from Operating Activities Net Loss $ (278.7) $ (48.7) Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities Depreciation and Amortization 5.0 3.0 Share–Based Compensation Expense 5.3 1.8 Change in Fair Value of Preferred Stock Warrant Liabilities 114.6 4.1 Change in Fair Value of Contingent Consideration Liability 1.3 — Change in Fair Value of Derivative Liability on Notes 46.5 — Amortization of Debt Discount 17.1 — Non-Cash Service Expense 7.0 — Other 5.4 0.3 Changes in Assets and Liabilities Accounts Receivable, Net (17.0) (3.8) Reinsurance Recoverable on Paid and Unpaid Losses and LAE (108.7) — Deferred Policy Acquisition Costs 1.9 (1.8) Ceding Commissions Receivable (12.9) — Prepaid Reinsurance Premiums (65.9) (1.2) Other Assets (12.5) (3.7) Provision for Commission Slide and Cancellations (15.2) 3.2 Fiduciary Liabilities 10.8 8.7 Accrued Expenses and Other Liabilities 19.6 2.0 Loss and Loss Adjustment Expense Reserves 90.1 1.9 Unearned Premiums 66.2 9.9 Reinsurance Premiums Payable 50.9 1.4 Net Cash Used in Operating Activities (69.2) (22.9) Cash Flows from Investing Activities Capitalized Internal Use Software Costs (5.5) (4.3) Purchase of Intangible Assets (3.3) — Purchases of Property and Equipment — (0.2) Purchases of Investments (7.1) — Maturities of Investments 2.0 42.6 Sales of Investments 3.7 26.7 Net Cash (Used in) Provided by Investing Activities (10.2) 64.8 Cash Flows from Financing Activities Proceeds from Series D Preferred Stock, Net of Issuance Costs — 4.9 Proceeds From Exercise of Options 2.6 0.5 Payments Of Contingent Consideration (1.3) (2.4) Payments For Reverse Recapitalization and Transaction Costs (4.1) — Net Cash (Used In) Provided by Financing Activities (2.8) 3.0 Net (Decrease) Increase in Cash, Cash Equivalents, And Restricted Cash (82.2) 44.9 Cash, Cash Equivalents, And Restricted Cash at The Beginning of The Period 492.4 42.1 Cash, Cash Equivalents, And Restricted Cash at The End of The Period $ 410.2 $ 87.0 Supplemental Disclosures of Non-Cash Financing and Investing Activities Convertible Promissory Notes Issued for Services 7.0 — Unpaid Transaction Costs 1.1 —

hippo

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures

(In Millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30	
	2021	2020	2021	2020
Net Loss Attributable to Hippo	$ (84.5)	$ (24.8)	$ (279.8)	$ (48.7)
Adjustments				
Net Investment Income	(0.1)	(0.2)	(0.2)	(0.6)
Depreciation and Amortization	2.6	1.6	5.1	3.0
Interest Expense	11.3	–	21.9	–
Stock-Based Compensation	2.8	0.9	5.3	1.8
Fair Value Adjustments	24.7	3.0	161.1	4.1
Contingent Consideration Charge	0.7	0.7	1.3	–
Other One-Off Transactions	–	–	7.0	–
Income Taxes (Benefit) Expense	0.2	–	0.3	–
Adjusted EBITDA[1]	$ (42.3)	$ (18.8)	$ (78.0)	$ (40.4)

Supplemental Financial Information

(In Millions, unaudited)

Total Generated Premium

	Three Months Ended June 30		Six Months Ended June 30	
	2021	2020	2021	2020
Gross Written Premium	$ 128.6	$ 5.5	$ 227.7	$ 14.7
Gross Placed Premium	30.1	73.5	54.2	129.7
Total Generated Premium	$ 158.7	$ 79.0	$ 281.9	$ 144.4

Gross and Net Loss Ratios

	Three Months Ended June 30		Six Months Ended June 30	
	2021	2020	2021	2020
Gross Losses and LAE	$ 140.5	$ 3.3	$ 286.2	$ 5.2
Gross Earned Premium	87.1	3.1	161.5	4.8
Gross Loss Ratio	161%	106%	177%	108%
Net Losses and LAE	$ 21.4	$ 3.3	$ 38.7	$ 5.2
Net Earned Premium	10.2	2.5	19.0	4.0
Net Loss Ratio	210%	132%	204%	130%

(1)) In previous disclosures our Adjusted EBITDA calculation included an adjustment for capitalization of internal use software costs. We no longer include this adjustment as we believe the current presentation is more relevant and in-line with our peers and relevant comparable companies. We have adjusted the historical periods accordingly.

Letter to Shareholders | Q2 2021 32